Exhibit 99.1

NEWS RELEASE

For Immediate Release

Contact: Alison Ziegler, Darrow Associates (201) 220-2678

aziegler@darrowir.com        www.usecology.com

US ECOLOGY, INC. ANNOUNCES APPOINTMENT OF GLENN A. EISENBERG

TO ITS BOARD OF DIRECTORS

BOISE, ID – 02/5/18 -- US Ecology, Inc. (the “Company”) [NASDAQ: ECOL] today announced the appointment of Glenn A. Eisenberg to the Company’s Board of Directors (“Board”). This appointment increases the number of directors on the Board from seven to eight.

Jeffrey R. Feeler, Chairman and Chief Executive Officer, commented, “Glenn is a proven leader with extensive senior executive, financial, and public company experience and we are pleased to welcome him to our Board. Glenn’s forward looking, innovative thinking and prior board experience should prove valuable as we continue to execute on our strategic initiatives to position US Ecology, Inc. as the premier provider of comprehensive environmental services.”

Eisenberg, age 56, brings more than 30 years of financial and leadership experience with a diverse group of large, publicly traded companies. He is currently the Executive Vice President and Chief Financial Officer at Laboratory Corporation of America Holdings [NYSE: LH], a leading global life sciences company. Eisenberg previously served as Executive Vice President (Finance and Administration) at The Timken Company and held senior executive and leadership positions at United Dominion Industries and The Citizens and Southern Corporation. In addition, Eisenberg served on the boards of two public companies; Family Dollar Stores, Inc. and Alpha Natural Resources, Inc.

Eisenberg holds an MBA with a concentration in Finance from Georgia State University and a BA in Economics and Environmental Studies from Tulane University.

About US Ecology, Inc.

US Ecology, Inc. is a leading North American provider of environmental services to commercial and government entities. The Company addresses the complex waste management needs of its customers, offering treatment, disposal and recycling of hazardous, non-hazardous and radioactive waste, as well as a wide range of complementary field and industrial services. US Ecology, Inc.’s focus on safety, environmental compliance, and best–in-class customer service enables us to effectively meet the needs of our customers and to build long-lasting relationships. The Company has been protecting the environment for more than 60 years and has operations in the United States, Canada and Mexico. For more information visit www.usecology.com.

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